Exhibit (d)(2) AMERICAN GENERAL LIFE Insurance Company
A Stock Company
Home Office:
Houston, Texas
JOHN DOE
2727-A Allen Parkway	POLICY NUMBER: 0000000000
Houston, Texas 77019
(800) 340-2765

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the Beneficiary if the Insured dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive Due Proof of Death for the Insured, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the “Death Benefit Proceeds” provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if the Insured is living on that date and if this policy is in force, provided the Owner chooses not to continue coverage beyond the Maturity Date. (See “Option to Extend Coverage”.)

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROCEEDS AND THE ACCUMULATION VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. ACCUMULATION VALUES MAY INCREASE OR DECREASE.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is an INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured’s death prior to the Maturity Date and while this policy is in force. Premium payments are flexible and payable to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING – THIS POLICY WILL NOT PAY DIVIDENDS.

NOTICE OF RIGHT TO EXAMINE POLICY

You may return this policy within ten* days after delivery if You are not satisfied with it for any reason. This policy may be returned to Us or to the registered representative through whom it was purchased. Upon surrender of this policy within the ten* day period, it will be deemed void from the Date of Issue, and We will refund the greater of: (1) any premiums received by Us; or (2) Your Accumulation Value as of the first Valuation Date occurring on or next following the date on which Your request is received plus any charges that have been deducted.

* If the application for this policy indicates a replacement, the number of days is thirty days or longer if required by the applicable law in the state where this policy is issued for delivery.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

Secretary	President

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

READ YOUR POLICY CAREFULLY

14904

INDEX

Annual Report	23	Owner	4
Beneficiary and Proceeds	19	Payment Options	20-22
Cash Surrender Value	12	Policy Loans	18-19
Cash Value	11	Policy Values	11-15
Change of Ownership or Beneficiary	20	Premium Expense Charge	5
Changing the Death Benefit Option	7	Premium Payments	4-5
Changing the Specified Amount	7	Reinstatement	23-24
Contract	4	Separate Account Provisions	8-10
Cost of Insurance Rate Table	26	Specified Amount	6
Date of Issue	4	Suicide	22
Death Benefit and Death Benefit Options	5-6	Surrender Charges	28-29
Death Benefit Corridor Rates	27	Surrender, Full and Partial	14
Dollar Cost Averaging	16-17	Suspension and Deferral of Payments Provision
General Account	10		17
General Provisions	22-24	Transfer Provisions	15-17
Grace Period	13-14	Valuation of Assets	8
Incontestability	22	Valuation Dates	9
Investments of the Separate Account	8	Valuation Units	8
Maturity Date	3	When This Policy Terminates	23
Monthly Administration Fee	13

DEFINITIONS

Company Reference. The words “We”, “Our”, “Us”, or “Company” mean American General Life Insurance Company.

“You”, “Your.” The words “You” or “Your” mean the Owner of this policy.

Home Office. Our office at 2727-A Allen Parkway, Houston, Texas 77019; Mailing Address P.O. Box 1931, Houston, Texas 77210-1931.

Written, In Writing. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Home Office.

Premium Class. We may offer any or all of the following Premium Classes. The Premium Class of this policy is shown on the Policy Schedule as one or a combination of the following terms based on Our underwriting standards:

Preferred Plus. The term “Preferred Plus” means the cost of insurance is based on the Insured’s being an exceptional mortality risk and a non-user of tobacco and/or other products that contain nicotine.

Preferred. The term “Preferred” means the cost of insurance is based on the Insured’s being a significantly better than average mortality risk.

NOTICE

This Policy Is A Legal Contract Between

The Policy Owner And The Company.

14904	Page 2

DEFINITIONS (Cont’d)

Standard Plus. The term “Standard Plus” means the cost of insurance is based on the Insured’s being a better than average mortality risk.

Standard. The term “Standard” means the cost of insurance is based on the Insured’s being an average mortality risk.

Tobacco. The term “Tobacco” means the cost of insurance is based on the Insured’s being a user of tobacco and/or other products that contain nicotine.

Non-Tobacco. The term “Non-Tobacco” means the cost of insurance is based on the Insured’s being a non-user of tobacco and/or other products that contain nicotine.

Juvenile. The term “Juvenile” means the Insured’s age nearest birthday was 17 or less on the Date of Issue. Cost of insurance rates stated in Juvenile policies for insurance ages 18 and above are rates for users of tobacco and/or other products that contain nicotine. (Rates are not classified on the basis of the Insured’s being a user or non-user of tobacco and/or other products that contain nicotine at ages 0 through 17.)

Prior to the policy anniversary nearest the Insured’s 18th birthday a request for Non-Tobacco rates may be submitted. (See “Rates on Policy Anniversary Nearest Insureds 18th Birthday”.)

Special. The term “Special” means “Substandard” or “Rated”. This means an extra amount is being charged due to the Insured’s health, occupation or avocation.

14904	Page 2A

POLICY SCHEDULE

Insured:	John Doe	Policy Number:	000000000

Insurance Age:	35	Date of Issue:	May 1, 2014

[Sex	Male]	Maturity Date:	May 1, 2100

Initial Specified Amount:	$100,000.00	Death Benefit Option:	[1]

This Is A [Sex Distinct] Policy

Premium Class:		Standard Tobacco
Initial Premium:		$2,152.52
Planned Periodic Premium:		$2,152.52 Payable Annually
Monthly Deduction Day:		[1st ] Day Of Each Month

Minimum Specified Amount (after a Decrease in Specified Amount):		[$100,000.00]

Minimum Partial Surrender:		[$500.00]

Minimum Value that may be Retained in a Division after a Partial Surrender:		[$500.00]

Annual Effective
Minimum Guaranteed Interest Rate used in Calculating Accumulation Value of Amounts Allocated to General Account:		2.00%

Mortality Table:		2001 Commissioners Standard Ordinary [Male or Female] Smoker or Nonsmoker, Ultimate ANB Mortality Table

Death Benefit Compliance Test:		[Guideline Premium]

Separate Account:		[VL-R]

Account Value Enhancement:		[21st] Policy Year

Coverage may expire prior to the Maturity Date shown where either no premiums are paid following payment of the Initial Premium, or subsequent premiums are insufficient to continue coverage to such date. The duration of coverage will depend on: 1) the amount, timing and frequency of premium payments; 2) the interest crediting rate ; 3) cost of insurance rates and expense charges; 4) cost of riders, if any; 5) any outstanding loan amount or partial surrenders; 6) policy changes that include policy increases or decreases; and 7) the investment experience of the Separate Account. These factors may require that more premium be paid or they may cause this policy to lapse prior to the Maturity Date. If coverage continues to the Maturity Date, there is the possibility that there may be little or no Cash Surrender Value to be paid on that date.

14904	Page 3

Policy Schedule Continued – Policy Number 0000000000

Charges Deducted From The Separate Account

Mortality and Expense Charge. Deductions from the Separate Account will be made at an annual rate not to exceed the rates stated below. The actual deduction will be made on a daily basis. The initial current rate on a daily basis is [0.000547%].

Policy Years	Current Annual Rate	Guaranteed Annual Rate
1-10	[0.25%]	0.70%
11-20	[0.25%]	0.35%
Thereafter	[0.00%]	0.15%

Expense Charges:

Premium Tax (If Applicable). Depending on the laws of the jurisdiction in which this policy was issued, and subject to future changes in residence, a percentage of each premium may be deducted for premium tax. Premium tax rates are subject to change. The premium tax rate for this policy on the Date of Issue is [0%].

Premium Expense Charge Percentage:	Current	Guaranteed

[Policy Years 1 – 5	[9.00%]	[10.00%]
Policy Years 6 - 10	[5.00%]	[10.00%]
Policy Years 11 & above ]	[2.00%]	[10.00%]

	Current	Guaranteed
Monthly Administration Fee:	[$10.00]	[$10.00]

Monthly Expense Charge:	[$23.00]

Monthly Expense Charge Duration:
First [5] Policy Years
First [5] Years Of An Increase

Policy Charges and Fees

Guaranteed Cost of Insurance Charges: See page 26.

Surrender Charges: See pages 28 and 29

Partial Surrender Fee: [2.00%] of the amount withdrawn or [$25.00], if less

Number of free transfers allowed in a policy year: [12]

Transfer Fee: [$25.00]

14904	Page 3A

Policy Schedule Continued – Policy Number 0000000000

Policy Rules and Restrictions

Transfer of Accumulation Value (Separate Account)

Minimum amount which may be transferred: [$500.00]

Minimum amount which must remain in a Division of the Separate Account (if the entire amount is not being transferred): [$500.00]

Transfer of Accumulation Value (General Account)

Percentage of the unloaned portion of the General Account that may be transferred:

[25.00%]

Amount that may be transferred: [$500.00]

Dollar Cost Averaging (DCA)

Accumulation Value must equal or exceed [$5,000.00]

DCA minimum transfer amount: [$100.00]

Automatic Rebalancing

Accumulation Value must equal or exceed [$5,000.00]

14904	Page 3A (Cont’d)

Entire Contract. Your policy is a legal contract that You have entered into with Us. You have paid the first premium and have submitted an application, a copy of which is attached. In return, We promise to provide the insurance coverage described in this policy.

The entire contract consists of:

1.	This policy; and

2.	The attached riders, if any, that add benefits to this policy; and

3.	The attached endorsements, if any; and

4.	The attached copy of Your application, and any attached amendments or attached supplemental applications.

Date of Issue. The Date of Issue of this policy is the date on which the first premium is due. The Date of Issue is also the date from which all policy years, anniversaries, and Monthly Deduction dates are determined.

Owner. The Owner is as stated in the application unless later changed. During the Insured’s lifetime, the Owner may exercise every right this policy confers or We allow (subject to the rights of any assignee of record). You may have multiple Owners of this policy. In that case, the authorizations of all Owners are required In Writing for all policy changes except for transfers, premium allocations and deduction allocations. We will accept the authorization of one Owner for transfers and changes in premium and deduction allocations. The Owner may be the same person as the Insured but does not have to be. If an Owner dies while this policy is in force and the Insured is living, ownership rights pass to a successor Owner recorded in Our records, if any; otherwise, ownership rights pass to the estate of the Owner.

PREMIUM PAYMENTS

All premiums after the first are payable in advance. Premium payments are flexible. This means You may choose the amount and frequency of payments.

The actual amount and frequency of premium payments will affect the Cash Values and the amount and duration of insurance. Please refer to the “Policy Values Provisions” for a detailed explanation.

Planned Periodic Premiums. The amount and frequency of the Planned Periodic Premiums You selected are shown on the Policy Schedule. You may request a change in the amount and frequency. We may limit the amount of any increase. (See “Maximum Premium”.) Payment of the Planned Periodic Premium may not be sufficient to keep Your policy in force until maturity. You can choose a higher Planned Periodic Premium or an increase in the frequency of payments to keep Your policy in force. (See “Grace Period”.)

Unscheduled Additional Premiums. You may pay unscheduled additional premiums at any time before the Maturity Date shown on the Policy Schedule. We may limit the number and amount of additional premiums. (See “Maximum Premium” and “Maximum Net Amount at Risk”.) Any unscheduled payment will be applied as an unscheduled additional premium unless You specifically state otherwise.

Maximum Premium. We reserve the right to refund any premium that would cause this policy to fail to qualify as life insurance under the Death Benefit Compliance Test and under applicable tax laws. The test is shown on the Policy Schedule.

14904	Page 4

PREMIUM PAYMENTS (Cont’d)

Maximum Net Amount at Risk. We reserve the right to refund any premium that would cause an immediate increase in the Net Amount at Risk unless the Insured is living and provides evidence of insurability satisfactory to Us. We may automatically effect a partial surrender or reduce the Death Benefit, both of which may have federal tax consequences, if the Net Amount at Risk exceeds Our limitations. Net Amount at Risk is the excess of the Death Benefit over the Accumulation Value of this policy.

Premium Expense Charge. The Premium Expense Charge is calculated by multiplying the premium paid (after the deduction of any state premium tax) by the Premium Expense Charge Percentage. The Premium Expense Charge Percentage is adjustable, but will never be more than the guaranteed Premium Expense Charge Percentage shown on the Policy Schedule. No Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Value from another policy issued by the Company. (We refer to this as an internal rollover.)

Net Premium. The term Net Premium as used in this policy means the premium paid, less any applicable state premium tax and less the Premium Expense Charge except as stated in the “Premium Expense Charge” provision.

Allocation of Net Premiums. The initial allocation of Net premiums is shown in the application for this policy and will remain in effect until changed by Written notice from the Owner. The percentage allocation for future Net Premiums may be changed at any time by Written notice.

The initial Net Premium will be allocated to the money market investment option on the later of the following dates:

1.	The Date of Issue; or

2.	The date all requirements needed to place this policy in force have been satisfied, including underwriting approval and receipt in the Home Office of the necessary premium.

The initial Net Premium will remain in the money market investment option until the first Valuation Date following the 15th day after it was applied. Any additional Net Premiums received prior to the first Valuation Date which follows the 15th day after the initial Net Premium was applied will be allocated to the money market investment option until such Valuation Date. At that time, We will transfer the Accumulation Value to the selected investment option(s). Each Net Premium received after such Valuation Date will be applied directly to the selected investment option(s) as of the Business Day received.

Changes in the allocation of Net Premiums will be effective on the date We receive the Owner’s notice. The allocation may be 100% to any available option or may be divided among several available options in whole percentage points totaling 100%.

Where to Pay. You may make Your payments to Us at Our Home Office or to an agent authorized by Us to receive such payment. All premium checks must be made payable to the Company. A receipt signed by an officer of the Company will be furnished upon request.

14904	Page 5

DEATH BENEFIT AND DEATH BENEFIT OPTIONS

Death Benefit Proceeds. If the Insured dies prior to the Maturity Date and while this policy is in force, We will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be subject to:

1.	The Death Benefit Option in effect on the date of death; and

2.	Any increases or decreases made to the Specified Amount. The Initial Specified Amount is shown on the Policy Schedule.

Guidelines for changing the Death Benefit Option or the Specified Amount will be found in the “Changing Your Insurance Policy” section.

Net premiums received before the date of death will not be refunded but will be included in the Accumulation Value for purposes of calculating the Death Benefit Amount.

Any premium received on or after the date of death will be refunded and will not be included in the Accumulation Value for purposes of calculating the Death Benefit Amount. The Death Benefit Proceeds will be the Death Benefit Amount, after refunding any premium received on or after the date of death, less any outstanding loan amount, plus any amounts that are payable under riders and will be subject to the other provisions of the “Beneficiary and Proceeds” section.

Death Benefit Compliance Test. The Death Benefit Compliance Testis used to determine if a policy will qualify as life insurance under applicable tax laws. The test which You have chosen is shown on the Policy Schedule. You cannot change Your Death Benefit Compliance Test choice after the Date of Issue.

Death Benefit Option. The Death Benefit Option which You have chosen is shown on the Policy Schedule as either Option 1 or 2.

Option 1. If You have chosen Option 1, the Death Benefit Amount will be the greater of:

1.	The Specified Amount on the date of death; or

2.	The greater of the Accumulation Value and the Cash Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

Option 2. If You have chosen Option 2, the Death Benefit Amount will be the greater of:

1.	The Specified Amount plus the Accumulation Value on the date of death; or

2.	The greater of the Accumulation Value and the Cash Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

Death Benefit Corridor Rates are shown in the Death Benefit Corridor Rates table.

CHANGING YOUR INSURANCE POLICY

You may request a change in Specified Amount or Death Benefit Option at any time except that a decrease in Specified Amount may not become effective prior to the end of the first policy year. Your request must be submitted to Our Home Office In Writing. The change and its effective date will appear in an endorsement to this policy.

14904	Page 6

CHANGING YOUR INSURANCE POLICY (Cont’d)

Increasing the Specified Amount. We will require an application and evidence of insurability satisfactory to Us for any increase in Specified Amount. An increase will be effective on the Monthly Deduction Day on or next following the date the application for increase is approved by Us. The effective date will appear in an endorsement to this policy.

Decreasing the Specified Amount. Any decrease will go into effect on the Monthly Deduction Day following the Business Day We receive the request. The Death Benefit Amount remaining in effect after any decrease cannot be less than the greater of:

1.	The Minimum Specified Amount (after a Decrease in Specified Amount) shown on the Policy Schedule; and

2.	Any Death Benefit Amount required to qualify this policy as life insurance under applicable tax laws.

Any such decrease will be applied in the following order:

1.	Against the Specified Amount provided by the most recent increase;

2.	Against the next most recent increases successively;

3.	Against the Specified Amount provided under the original application.

Any reduction in Specified Amount will be subject to any applicable pro-rata surrender charges. The pro-rata surrender charge is calculated by multiplying the number of thousands of Specified Amount being surrendered by the appropriate rate shown in the Table of Surrender Charges per $1,000 of Specified Amount. The pro-rata surrender charge will be deducted from the Accumulation Value. The surrender charges for the remainder of the Surrender Charge Period will be reduced proportionally. However, if the pro-rata surrender charge is greater than the Accumulation Value, the Specified Amount decrease will not be allowed.

Changing the Death Benefit Option. You may request a change from Option 1 to Option 2 or from Option 2 to Option 1.

1.

If You request a change from Option 1 to Option 2: The new Specified Amount will be the Specified Amount, prior to change, less the Accumulation Value as of the effective date of the change, but not less than zero. Any such decrease in Specified Amount will be subject to the same guidelines and restrictions as outlined in the “Decreasing the Specified Amount” provision, except that such decrease will not be subject to a pro-rata surrender charge and the surrender charge will not change due to such decrease.

2.	If You request a change from Option 2 to Option 1: The new Specified Amount will be the Specified Amount prior to the change plus the Accumulation Value as of the effective date of the change.

We will not require evidence of insurability for a change in the Death Benefit Option. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

Changing the Terms of Your Policy. Any change in the terms of Your policy must be approved in writing by the President, a Vice President, an Administrative Officer or the Secretary of the Company. No agent has the authority to make any changes or waive any of the terms of Your policy.

14904	Page 7

SEPARATE ACCOUNT PROVISIONS

Separate Account. The Separate Account shown on the Policy Schedule is a segregated investment account established by the Company under Texas law to separate the assets funding the variable benefits from the class of policies to which this policy belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the policy liabilities shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account are credited to or charged against such Account without regard to Our other income, gains or losses.

Investments of the Separate Account. The Separate Account is segmented into Divisions. Each Division invests in a single investment option. Net Premiums will be applied to the Separate Account and allocated to one or more Divisions. The assets of the Separate Account are invested in the investment option(s) listed on the application for this policy. From time to time, We may add additional Divisions. We may also discontinue offering one or more Divisions as provided in the “Rights Reserved by Us” provision. You may make a change in investment selections by contacting Our Home Office. You may make transfers to the additional Divisions subject to the rules stated in the “Transfer Provision” section and any new rules or limitations which may apply to such additional Divisions.

If shares of any of the investment options become unavailable for investment by the Separate Account, or the Company’s Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of the shares or may substitute shares of another investment option for shares already purchased under this policy as provided in the “Rights Reserved by Us” provision.

Valuation of Assets. The assets of the Separate Account are valued as of each Valuation Date at their fair market value in accordance with Our established procedures. The Separate Account Value as of any Valuation Date prior to the Maturity Date is the sum of Your account values in each Division of the Separate Account as of that date.

Valuation Units. In order to determine policy values in the Divisions We use Valuation Units which are calculated separately for each Division. The Valuation Unit value for each Division will vary to reflect the investment experience of the applicable investment option. The Valuation Unit for a Division will be determined on each Valuation Date for the Division by multiplying the Valuation Unit value for the Division on the preceding Valuation Date by the Net Investment Factor for that Division for the current Valuation Date.

Net Investment Factor. The Net Investment Factor for each Division is determined by dividing (1) by (2) and subtracting (3), where:

(1)

is the net asset value per share of the applicable investment option as of the current Valuation Date (plus any per share amount of any dividend or capital gains distribution paid by the investment option since the last Valuation Date); and

(2)	is the net asset value per share of the shares held in the Division as determined at the end of the previous Valuation Date; and

(3)	is a factor representing the Mortality and Expense Charge.

The net asset value of an investment option’s shares held in each Division shall be the value reported to Us by that investment option.

14904	Page 8

SEPARATE ACCOUNT PROVISIONS (Cont’d)

Valuation Dates. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying investment option is unable to value or determine the Division’s investment in an investment option due to any of the reasons stated in the “Suspension and Deferral of Payments” provision, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.

Business Day. A Business Day is each day during which the New York Stock Exchange is open for business. A Business Day ends at 4:00 p.m. Eastern Time. We will treat any information or Written communications We receive after the close of a Business Day to have been received as of the next Business Day. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

Minimum Value. The Minimum Value that may be retained in a Division after a partial surrender or transfer is shown on the Policy Schedule. If a partial surrender causes the balance in any Division to drop below such minimum amount, the Company reserves the right to transfer the remaining balance to the Money Market Division. If a transfer causes the balance in any Division to drop below the minimum amount, the Company reserves the right to transfer the remaining balance in proportion to the transfer request.

Change of Investment Advisor or Investment Objective. Unless otherwise required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent.

Rights Reserved by Us. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to:

1.	Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

2.	Transfer any assets in any Division to another Division, or to one or more other separate accounts;

3.	Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

4.	Make any new Division available to You on a basis to be determined by Us;

5.	Substitute for the shares held by any Division the shares of another Division or the shares of another investment company or any other investment permitted by law;

6.	Make any changes as required by the Internal Revenue Code, or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance;

7.	Make any changes required to comply with the requirements of any underlying investment option; or

8.

Make other changes in this policy that in Our judgment are necessary or appropriate to ensure that this policy continues to qualify for tax treatment as life insurance, or that do not reduce any Cash Surrender Value, Death Benefit Amount, Accumulation Value or other accrued rights or benefits.

When required by law, We will obtain Your approval of changes and We will obtain approval from any appropriate regulatory authority

14904	Page 9

GENERAL ACCOUNT

The General Account is a fixed account within Our general assets which We have established for:

1.	Any amounts transferred from the Divisions as a result of a loan; and

2.	Any amounts the Owner allocated to such Account.

The Minimum Guaranteed Interest Rate used in calculating the Accumulation Value of amounts allocated to the General Account is shown on the Policy Schedule. Interest credited to the Accumulation Value of amounts allocated to the General Account in excess of the Minimum Guaranteed Interest Rate becomes nonforfeitable except for surrender charges. We can use interest rates greater than the Minimum Guaranteed Interest Rate to calculate the Accumulation Value of amounts allocated to the General Account.

We will apply a different rate of interest to that portion of the General Account that equals the outstanding loan amount. The interest rate applied to that portion of the General Account equal to the outstanding loan amount will be at an annual effective rate of 4.00%.

Interest is credited monthly to the portion of the Accumulation Value allocated to the General Account using the annual effective rate, compounded daily.

POLICY VALUES PROVISIONS

Accumulation Value. The Accumulation Value of Your policy is the total of all values in the Divisions of the Separate Account and in the General Account. The Accumulation Value reflects:

1.	Net Premiums paid;

2.	Monthly Deductions;

3.	The investment experience of the Divisions selected less the Mortality and Expense Charge;

4.	Amounts allocated to the General Account, including interest earned on amounts in the General Account;

5.	Deductions due to partial surrenders and any charges for partial surrenders; and

6.	Deductions, if any, resulting from decreases in Specified Amount.

Net Premiums are allocated, in accordance with Your instructions, to the General Account or allocated to the selected Divisions of the Separate Account and converted to Valuation Units.

On each Monthly Deduction Day, a Monthly Deduction will be made by reducing the unloaned portion of the General Account or redeeming Valuation Units from each applicable Division in the same ratio as the allocation of policy deductions in effect on the Monthly Deduction Day. You must state In Writing in advance how Monthly Deductions should be made if other than this method is to be used.

If the unloaned portion of the General Account or the balance in any Division of the Separate Account is insufficient to make a Monthly Deduction in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the Monthly Deduction bears to the unloaned Accumulation Value of Your policy.

14904	Page 10

POLICY VALUES PROVISION (Cont’d)

The Accumulation Value in any Division is determined by multiplying the value of a Valuation Unit by the number of Valuation Units held under this policy in that Division.

The value of the Valuation Units equal to the amount being borrowed from the Separate Account will be transferred to the General Account as of the Business Day that We receive the Written loan request.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day that We receive the Written request for partial surrender.

On the Date of Issue. The Accumulation Value on the Date of Issue will be:

1.	The Net Premium received; less

2.	The Monthly Deduction for the first policy month. (See “How We Calculate a Monthly Deduction”.)

The first Deduction Day is the Date of Issue. The Monthly Deduction Day is shown on the Policy Schedule.

On Each Monthly Deduction Day. On each Monthly Deduction Day after the Date of Issue, We will determine the Accumulation Value as follows:

1.	Take the Accumulation Value as of the last Monthly Deduction Day; and

2.	Add all Net Premiums received since the last Monthly Deduction Day; and

3.

Add the interest earned for the month on the excess of the General Account value on the last Monthly Deduction Day over any partial surrenders and transfers made from the General Account since the last Monthly Deduction Day; and

4.

Add any investment gain (or subtract any investment loss) on the Divisions of the Separate Account since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units; and

5.	Subtract any partial surrenders made, any pro-rata surrender charges and any charges for partial surrenders since the last Monthly Deduction Day; and

6.	Subtract the Monthly Deduction for the policy month. (See “How We Calculate a Monthly Deduction”.)

On Any Valuation Date Other Than A Monthly Deduction Day. The Accumulation Value on any Valuation Date other than a Monthly Deduction Day will be the sum of:

1.	The value of the General Account as of the last Monthly Deduction Day;

2.	Less any partial surrenders paid, any pro-rata surrender charges and any charges for partial surrenders since the last Monthly Deduction Day;

3.	Plus all Net Premiums received since the last Monthly Deduction Day;

4.

Plus the sum of the values of the Divisions of the Separate Account as of the last Monthly Deduction Day, plus the amount of any investment gain (or minus any investment loss) on the Divisions since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units.

The Accumulation Value will never be less than zero.

14904	Page 11

POLICY VALUES PROVISION (Cont’d)

Cash Value. The Cash Value of this policy will be equal to the Accumulation Value less the surrender charge, if any.

Cash Surrender Value. The Cash Surrender Value of this policy will be equal to the Cash Value less any outstanding loan amount.

Monthly Deductions May Be Made Only if There is Sufficient Value. A Monthly Deduction may be made only if the Cash Surrender Value (Accumulation Value less the outstanding loan amount during the first five policy years) is equal to or greater than the Monthly Deduction. The Accumulation Value will be reduced by the amount of each Monthly Deduction. If the Cash Surrender Value (Accumulation Value less the outstanding loan amount during the first five policy years) on a Monthly Deduction Day is not sufficient to meet the Monthly Deduction for the current month, this policy will be subject to the “Grace Period” provision and if applicable, any rider attached to this policy that is designed to prevent lapsing.

Surrender Charge. Surrender charges will apply if this policy is surrendered or the Initial Specified Amount is reduced during the Surrender Charge Period. Surrender charges for any increases in Specified Amount will apply if this policy is surrendered or such increases are reduced during the Surrender Charge Period of each increase. The Surrender Charge Period will vary according to the Insured’s age at issue (or age on the date of an increase) as shown in the Table of Surrender Charges per $1,000 of Specified Amount.

You may make a request for surrender at any time during the Insured’s lifetime before the Maturity Date. The amount being surrendered or reduced will terminate on the Valuation Date on or next following the date We receive the Written request for surrender or reduction.

We will calculate: 1) a full surrender; 2) a partial surrender; or 3) a reduction in Specified Amount due to a requested partial surrender on the Valuation Date on or next following the date We receive Your Written request.

How We Calculate a Monthly Deduction. Each Monthly Deduction includes:

1.	The cost of insurance provided by this policy; and

2.	The charges for benefits provided by riders; and

3.	The Monthly Administration Fee; and

4.	The Monthly Expense Charge, if any.

Account Value Enhancement. At the beginning of the policy year shown on the Policy Schedule (and at the beginning of each policy year thereafter), this policy will be eligible for an Account Value Enhancement (“Enhancement”). The Enhancement amount will be calculated at the end of the policy year by multiplying the unloaned Accumulation Value by the Enhancement Percentage. The Enhancement amount will be allocated using the premium allocation percentages in effect at that time. The annual report that We will send to the Owner for the policy year immediately preceding the policy year stated on the Policy Schedule will indicate the Enhancement Percentage, if any, which will be applied at the end of the policy year shown on the Policy Schedule. Each annual report that follows will indicate the Enhancement Percentage, if any, for the next policy year. The same Enhancement Percentage will be applied to all policies with the same calendar year of issue and the same policy year.

14904	Page 12

POLICY VALUES PROVISION (Cont’d)

How We Calculate the Cost of Insurance for this Policy. We calculate the cost of insurance at the beginning of each policy month on the Monthly Deduction Day. The cost of insurance is determined as follows:

1.

Reduce the Death Benefit Amount by the amount of Accumulation Value allocated to the Initial Specified Amount or any increase in Specified Amount on the Monthly Deduction Day before the cost of insurance deduction is taken, and after any applicable rider charges, the Monthly Expense Charge, if any, and the Monthly Administration Fee are deducted;

2.	Multiply the difference by the cost of insurance rate per $1,000 of Net Amount at Risk as provided in the “Cost of Insurance Rate” provision; and

3.	Divide the result by 1000.

The Accumulation Value for the Initial Specified Amount or any subsequent increase in Specified Amount is determined by the ratio of the Initial Specified Amount or the subsequent increase in Specified Amount to the total Specified Amount (Initial plus increase).

The total cost of insurance for this policy will be the sum of the cost of insurance for the Initial Specified Amount and any subsequent increases in Specified Amount.

Charges for Benefits Provided by Riders. All charges for benefits provided by riders will be as stated on the Policy Schedule or in an endorsement to this policy.

Monthly Administration Fee. An administration fee will be deducted monthly. The amount of the Monthly Administration Fee may be adjusted, but will never be greater than the guaranteed Monthly Administration Fee shown on the Policy Schedule.

Monthly Expense Charge. A Monthly Expense Charge will be deducted monthly. Such charge applies to the Initial Specified Amount and to any increase in Specified Amount. The Monthly Expense Charge for the Initial Specified Amount is shown on the Policy Schedule. The duration of the charge for the Initial Specified Amount and any increase in Specified Amount is also shown on the Policy Schedule. The Monthly Expense Charge any increase in Specified Amount will be provided in an endorsement to this policy. Any decrease in Specified Amount will not change the Monthly Expense Charge then in effect.

Cost of Insurance Rate. The cost of insurance rate for the Initial Specified Amount, and for each Specified Amount increase, is based on the Insured’s:

1.	Gender (if issued on a Sex Distinct basis);

2.	Age nearest birthday on each policy anniversary; and

3.	Premium Class shown on the Policy Schedule associated with the Initial Specified Amount and Premium Class associated with each increase in Specified Amount, if any, shown in subsequent endorsements.

14904	Page 13

POLICY VALUES PROVISION (Cont’d)

We can use cost of insurance rates that are lower than the guaranteed rates. Any change in rates will apply to all policies in the same rate class as this policy. The rate class of this policy is determined on its Date of Issue according to:

1.	The calendar year of issue and policy year; and

2.	The plan of insurance; and

3.	The amount of insurance; and

4.	The age, gender and Premium Class of the Insured if issued on a Sex Distinct basis or the age and Premium Class if issued on a Gender Neutral basis.

Changes in Rates, Charges and Fees. This policy does not participate in Our profits or surplus. Any redetermination of the cost of insurance rates, interest rates used in calculating Accumulation Values of amounts allocated to the General Account, Mortality and Expense Charges, Premium Expense Charge Percentages, Enhancement Percentage or Monthly Administration Fee will be based on Our future expectations as to mortality, persistency, expenses, investment earnings, reinsurance costs, and any state and federal taxes. We will not change these rates or charges in order to recoup any prior losses.

Grace Period. The Grace Period is the 61-day period that follows a Monthly Deduction Day or an annual loan interest due date if:

1.	There is not enough Cash Surrender Value (Accumulation Value less policy loans and accrued loan interest during the first five policy years) to pay the amount due; and

2.	The requirements, if applicable, of any rider attached to this policy that is designed to prevent lapsing, have not been met.

There is no Grace Period for any Monthly Deduction Day that occurs before the Initial Premium is paid.

Any payments sent by U.S. mail must be postmarked within the Grace Period in order to keep Your policy in force. If the amount of premium required to keep Your policy in force is not paid by the end of the Grace Period, this policy will terminate without value. However, We will give You at least 31 days written notice prior to termination that Your policy is in the Grace Period. Such 31 days prior notice will be sent to You at Your last known address, and to the assignee(s) of record, if any. We will determine the amount of premium required to keep Your policy in force and advise You of that amount. The premium required will be the sum of the amount necessary to keep Your policy in force for three additional months after the Grace Period, plus the lesser of:

1.	The amount equal to the Monthly Deductions for the Grace Period; or

2.	The amount that satisfies the premium requirements of any rider that is designed to prevent lapsing.

If death occurs during the Grace Period, Monthly Deductions through the policy month in which death occurred will be deducted from the proceeds.

If a surrender request is received within 31 days after the Grace Period commences, the Cash Surrender Value payable will not be less than the Cash Surrender Value on the Monthly Deduction Day the Grace Period commenced. The Monthly Deduction for the policy month following such Monthly Deduction Day will not be subtracted in the calculation of such Cash Surrender Value.

14904	Page 14

POLICY VALUES PROVISION (Cont’d)

Full Surrender. You may return Your policy to Us and request its Cash Surrender Value at any time during the Insured’s lifetime before the Maturity Date. The Cash Surrender Value will be calculated as of the Business Day We receive Your request. The Company may delay payment if the “Suspension and Deferral of Payments” provision is in effect.

Partial Surrender. At any time after the first policy year and prior to the Maturity Date, You may request a partial surrender. The amount available for a partial surrender is any amount up to the Cash Surrender Value at the time of Your request. The partial surrender request must be made In Writing prior to the Maturity Date during the Insured’s lifetime. The Minimum Partial Surrender is shown on the Policy Schedule.

The amount being surrendered or reduced will terminate on the Valuation Date on or next following the date We receive the Written request for surrender or reduction. Valuation Units are surrendered to reflect a partial surrender as of the Business Day We receive the Written request for partial surrender.

A partial surrender will result in a reduction of the Accumulation Value, Cash Value, and the Death Benefit Amount. The Accumulation Value and Cash Value will be reduced by the amount of the partial surrender. The reduced Death Benefit Amount will be determined in accordance with the “Death Benefit Option” provision. If Your Death Benefit Option is Option 1, the Specified Amount will be reduced by the amount of the partial surrender. The reduction in Specified Amount will be subject to the same guidelines and restrictions as outlined in the “Decreasing the Specified Amount” provision. The Specified Amount remaining after this reduction must not be less than the Minimum Specified Amount after a Decrease in Specified Amount shown on the Policy Schedule. If Your Death Benefit Option is Option 2, the Specified Amount will not be reduced by the amount of the partial surrender. A requested partial surrender will not be allowed if it would cause a reduction in the Death Benefit Amount such that this policy would fail to qualify as life insurance under applicable tax laws.

A partial surrender will result in the cancellation of Valuation Units from each applicable Division and reduction of the unloaned portion of the General Account in the same ratio as the Allocation of Policy Deductions in effect on the date of the partial surrender. If the number of Valuation Units in any Division or in the unloaned portion of the General Account is insufficient to make a partial surrender in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the ratio the partial surrender request bears to the Cash Surrender Value of Your policy. You must state In Writing in advance how partial surrenders should be made if other than this method is to be used.

Any partial surrender that causes a reduction in Specified Amount will be subject to any applicable pro-rata surrender charges, and the remaining surrender charge will be reduced proportionally. In addition, there will also be a Partial Surrender Fee as shown on the Policy Schedule.

The Company may delay payment if the “Suspension and Deferral of Payments” provision is in effect.

14904	Page 15

POLICY VALUES PROVISION (Cont’d)

Continuation of Insurance Coverage if Amount or Frequency of Premium Payments is Reduced or if Premium Payments are Discontinued. This policy will remain in force as long as the requirements of any rider designed to prevent lapsing are met or the Cash Surrender Value (Accumulation Value less any outstanding loan amount during the first five policy years) is greater than zero. If You reduce the amount or frequency of premium payments, or if You discontinue payment of premiums and do not surrender this policy, We will continue making Monthly Deductions (as long as there is sufficient value to make such deductions) until the Maturity Date. This policy will remain in force until the earliest of the following dates:

1.	The Maturity Date (if there is sufficient value to make Monthly Deductions to that date);

2.	Full surrender of this policy; or

3.	The end of the Grace Period; or

4.	Death of the Insured.

TRANSFER PROVISIONS

Transfer of Accumulation Value. Transfers will be made as of the Business Day We receive the Written transfer request, subject to the restrictions that follow. If You elect to use the transfer privilege, We will not be liable for a transfer made in accordance with Your instructions. We reserve the right to terminate, suspend or modify the transfer privilege, and to charge a Transfer Fee for each transfer in excess of the number of free transfers allowed in a policy year. Transfers under the Dollar Cost Averaging or Automatic Rebalancing programs will not count toward the number of free transfers allowed in a policy year. The Transfer Fee and number of free transfers allowed in a policy year are shown on the Policy Schedule.

Transfer of Accumulation Value (Separate Account). You may transfer all or part of Your interest in a Division of the Separate Account subject to the following:

1.	The minimum amount which may be transferred is shown on the Policy Schedule.

2.	If the entire amount in a Division of the Separate Account is not being transferred the minimum which must remain is shown on the Policy Schedule.

Transfers between Separate Account Divisions result in the redemption of Valuation Units in one Division and the purchase of Valuation Units in the Division to which the transfer is made. We will not honor Your request for a transfer if the Separate Account is unable to purchase shares of an investment option for any reason.

Transfer of Accumulation Value (General Account). A transfer from the General Account to a Division of the Separate Account may be made during the 60 day period following each policy anniversary. The amount that may be transferred will be the greatest of the following amounts:

1.	The percentage of the unloaned portion of the General Account, shown on the Policy Schedule, as of the policy anniversary;

2.

The total dollar amount withdrawn from the General Account during the prior policy year (whether the amount withdrawn was a partial surrender for cash or was being transferred to the Separate Account); or

3.	The amount shown on the Policy Schedule.

14904	Page 16

TRANSFER PROVISIONS (Cont’d)

Transfer of Accumulation Value (Separate Account) Prior to Payment of an Accelerated Benefit. Upon approval of Your request for an Accelerated Benefit We will transfer the value of each of the Separate Account Divisions to the General Account. Such transfer of Your interest in a Separate Account Division prior to payment of an Accelerated Benefit will not be subject to a Transfer Fee. If the underlying investment option cannot be valued, or We cannot determine the Division’s investment in an investment option, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined. While You are receiving Accelerated Benefit payments, all Net Premiums will be allocated to the General Account and transfers out of the General Account will not be allowed.

Transfer of Accumulation Value (Separate Account) on the Maturity Date. The value of each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date, and the resulting Cash Surrender Value paid to the Owner if the Insured is living on that date. If the underlying investment option cannot be valued, or We cannot determine the Division’s investment in an investment option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined.

Transfer of Your interest in a Separate Account Division on the Maturity Date will not be subject to a Transfer Fee. Our right to defer payment of values allocated to the General Account for up to 6 months will not apply to values transferred to the General Account under this provision.

Telephone Transfer and Allocation Privilege. If We have on file a completed telephone authorization form for telephone transactions, We will allow transfers and the percentage allocation for future Net Premiums and policy deductions to be changed by telephone at any time. We will honor instructions for Telephone Transactions from any person who provides the correct information. There is a risk of possible loss to You if unauthorized persons use this service in Your name. Under Telephone Transactions, We are not liable for any acts or omissions based upon instructions that We reasonably believe to be genuine, including losses arising from errors in the communication of telephone instructions.

Dollar Cost Averaging. Dollar Cost Averaging (DCA) is an automatic transfer of funds made periodically prior to the Maturity Date in accordance with Instructions from the Owner. DCA transfers will be made in accordance with the Transfer provisions, except as provided below:

1.	DCA transfers may be made:

a)	On any day of the month except the 29th, 30th or 31st;

b)	On a monthly, quarterly, semi-annual or annual basis; and

c)	From one Separate Account Division to one or more of the other Separate Account Divisions. (The General Account is not eligible for DCA).

2.	DCA may be elected only if the Accumulation Value at the time of election equals or exceeds the amount shown on the Policy Schedule.

3.	The minimum amount of each DCA transfer is shown on the Policy Schedule, or the remaining amount in the Separate Account Division from which the DCA transfer is being made, if less.

14904	Page 17

TRANSFER PROVISIONS (Cont’d)

4.	DCA may not begin prior to the first Valuation Date following the 15th day after the initial Net Premium is applied.

5.	DCA will end when there is no longer any value in the Separate Account Division from which DCA transfers were being made, or when You request that DCA end.

6.	While DCA is active, amounts applied to the DCA Separate Account Division will be available for future dollar cost averaging in accordance with the current DCA request.

7.	There is no charge for DCA.

8.	DCA is not available if Automatic Rebalancing is active.

Automatic Rebalancing. Automatic Rebalancing occurs when funds are transferred by the Company among the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may elect Automatic Rebalancing on a quarterly, semi-annual or annual basis if Your Accumulation Value equals or exceeds the amount shown on the Policy Schedule. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your policy. For example, if Your policy is dated January 17, and You have elected Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if DCA is active.

SUSPENSION AND DEFERRAL OF PAYMENTS

We reserve the right to defer payment of any Death Benefit Amount, loan or other distribution that comes from that portion of Your Accumulation Value that is allocated to the Separate Account, if:

1.	The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted;

2.	An emergency exists, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to fairly determine the Accumulation Value; or

3.	The U.S. Securities and Exchange Commission (SEC) by order permits the delay for the protection of Owners.

As to amounts allocated to the General Account, We may defer payment of any Cash Surrender Value withdrawal or loan amount for up to 6 months, or the period allowed by law, whichever is less, after We receive the request for such payments In Writing. Written notice of both the imposition and termination of any such deferral will be given to the Owners, assignees of record and any irrevocable Beneficiaries.

Payments which were due to have been made and which were deferred following the suspension of the calculation of the Cash Surrender Value will be made within thirty (30) days following the lifting of the suspension, and will be calculated based on the Valuation Date which immediately follows termination of the suspension.

14904	Page 18

POLICY LOANS

You may borrow from Us, at any time while this policy is in force, an amount which is equal to or less than the policy’s loan value. The loan value will be the Cash Surrender Value less an amount equal to 3 Monthly Deductions. We reserve the right to limit at any time the amount available for a loan to 90% of the Accumulation Value. The minimum amount of each loan is $500 or, if less, the entire remaining loan value. The value of the Valuation Units equal to the amount You borrow from the Separate Account will be transferred to the General Account as of the Business Day that We receive Your Written loan request.

The outstanding loan amount equals:

1.	The loan amount as of the beginning of the policy year; plus

2.	New loans; plus

3.	Accrued but unpaid loan interest; minus

4.	Loan repayments.

Except as provided in the “Grace Period” provision, this policy will lapse at any time Your outstanding loan amount exceeds the Cash Value. However, at least 31 days’ prior notice that Your policy is in the Grace Period must be mailed by Us to Your last known address and to the assignee of record, if any.

Obtaining a Loan. You may obtain a loan by Written request and assignment of this policy as sole security for the loan. The Company may delay processing the loan request if the “Suspension and Deferral of Payments Provision” is in effect.

Effect of a Loan. When a loan is made, an amount equal to the amount being borrowed from the Separate Account will be transferred to the General Account. A loan will result in cancellation of units from each applicable Division and reduction of the unloaned portion of the General Account according to the allocation of the policy deductions then in effect. The resulting amount will be added to the loaned portion of the General Account. If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient for a loan to be made in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the loan bears to the unloaned Accumulation Value of Your policy. You must state In Writing in advance which Division units are to be canceled if a different method is to be used.

Repayment of a loan will first be allocated to the General Account until You have repaid any loaned amounts that were allocated to the General Account. You may tell Us how to allocate repayments above that amount. If You do not tell Us, an amount equal to the loan repayment will be transferred from the General Account to the Divisions in the same ratio currently in effect for the allocation of Net Premiums. A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Values and on the death benefits. If not repaid, any outstanding loan amount will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of this policy.

14904	Page 19

POLICY LOANS (Cont’d)

Loan Interest. Except for Preferred Loans, the Annual Loan Interest Rate is 4.53%, due in advance. (This is equivalent to an annual effective rate of 4.75%, paid at the end of the policy year.) On each policy anniversary, loan interest for the next year is due in advance. Interest not paid when due will be added to the outstanding loan amount. (See “Preferred Loans”.)

Unpaid loan interest will be deducted at the end of each policy year from the investment options according to the allocation of policy deductions then in effect, and added to the loaned portion of the General Account. You must state In Writing in advance how unpaid loan interest should be deducted if other than this method is to be used.

If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient to deduct unpaid loan interest in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the unpaid loan interest bears to the unloaned Accumulation Value of Your policy.

We will credit interest monthly on the loaned portion of the General Account at an annual effective rate of 4.0%.

Preferred Loans. A “Preferred Loan” is a loan that is made at a net cost to the Owner that is less than the net cost of other loans. By “net cost” We mean the amount of interest charged for the loan less interest credited to the amount of the Accumulation Value equal to a loan. Starting on the tenth policy anniversary, this policy will be eligible for “Preferred Loans” subject to the following guidelines:

1.	The maximum amount eligible for Preferred Loans during a policy year is restricted to the lesser of the following values on the first day of such policy year:

a.	The loan value; and

b.	10% of the Accumulation Value.

2.

When a Preferred Loan is made, loan interest to the next policy anniversary is due in advance at an annual effective rate determined by Us of not less than 3.84% nor more than 4.07%. (This is equivalent to an annual effective rate of not less than 4.00% nor more than 4.25% respectively, paid at the end of the policy year.)

How You May Repay a Policy Loan. You may repay all or part of an outstanding loan amount at any time, except that:

1.	Repayment may be made only while this policy is in force and prior to the death of the Insured; and

2.	A partial repayment must be at least $100.00; and

3.	You must specify the payment is to repay all or part of the outstanding loan amount.

We Can Delay Payment. We can delay lending You money for up to 6 months, or the period allowed by law, whichever is less. However, We cannot delay lending You money if the amount is to be used to pay a premium to Us.

14904	Page 20

BENEFICIARY AND PROCEEDS

Beneficiary. The Beneficiary as named in the application, or later changed by You, will receive the proceeds upon the death of the Insured. Unless You have stated otherwise, proceeds will be paid as follows:

1.	If any Beneficiary dies while the Insured is living, that Beneficiary’s interest will pass to any other Beneficiaries We determine are entitled to payment; or

2.

If there is no Beneficiary upon the death of the Insured (and there is no provision to the contrary), proceeds will be paid in one sum to the Owner, if living; otherwise proceeds will be paid to the Owner’s estate.

Common Disaster. If We cannot determine whether a Beneficiary or the Insured died first in a common disaster, We will assume that the Beneficiary died first. Proceeds will be paid on this basis unless We receive Your Written request prior to the death of the Insured that provides otherwise.

Proceeds. Proceeds mean the amount payable on:

1.	The Maturity Date; or

2.	Exercise of the full surrender benefit; or

3.	The Insured’s death.

The proceeds on the Maturity Date will be the Cash Surrender Value provided coverage is not continued beyond the Maturity Date. (See “Option to Extend Coverage”.) The proceeds payable on the Insured’s death will be the Death Benefit Amount, after refunding any premium received after the date of death, less any outstanding loan amount and will be subject to the other provisions of the “Beneficiary and Proceeds” section.

All proceeds and partial surrender benefits are subject to the provisions of the “Payment Options” section and the other provisions of this policy. Full payment of policy proceeds to the person(s) designated to receive such policy proceeds discharges Us from all claims.

Due Proof of Death. Due Proof of Death means any written proof which includes a certified copy of the death certificate or other lawful evidence providing equivalent information.

CHANGE OF OWNERSHIP OR BENEFICIARY

You may change the Owner or the Beneficiary at any time during the lifetime of the Insured unless the previous designation provides otherwise. However, an irrevocable beneficiary cannot be changed without the consent of such irrevocable beneficiary. To do so, send a Written request to Our Home Office. The change will go into effect when We have received the change. However, after the change is received, it will be deemed effective as of the date You signed the Written request for change, unless You specify otherwise. The change will be subject to any payment made or action taken by Us before We receive the request.

14904	Page 21

PAYMENT OPTIONS

Proceeds are payable in one sum. Instead of being paid in one sum, all or part of the proceeds may be applied under any of the Payment Options described below. In addition to these options, other methods of payment may be chosen with Our consent. The amount applied to purchase a Payment Option will not be less than would be provided by immediate annuity purchase rates offered by the Company at the time the Payment Option payments are to begin.

The monthly payment for each $1,000 of proceeds applied to purchase a Payment Option will be furnished upon request.

Payment Contract. When proceeds become payable under a Payment Option, a Payment Contract will be issued to each payee. The Payment Contract will state the rights and benefits of the payee. It will also name those who are to receive any balance unpaid at the death of the payee.

Election of Options. The Owner may elect or change any Payment Option while the Insured is living, subject to the provisions of this policy. This election or change must be In Writing. Within 60 days after the Insured’s death, a payee entitled to proceeds in one sum may elect to receive proceeds under any option, subject to the limitations stated in the “Availability of Options” provision.

Option 1. Payments for a Specified Period: Equal monthly payments will be made for a specified period.

Option 2. Payments of a Specified Amount: Equal monthly payments of a specified amount will be made. Each payment must be at least $60 a year for each $1,000 of proceeds applied. Payments will continue until the amount applied, with interest, has been paid in full.

Option 3. Payments for Life with Period Certain: Equal monthly payments will be made for a specified period, and will continue after that period for as long as the payee lives. The specified period may be 10, 15 or 20 years. If issued on a Sex Distinct basis, payments are calculated based on the Annuity 2000 Male or Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years. If issued on a Gender Neutral basis, payments are calculated based on the Annuity 2000 Male and Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years, with Gender Neutral rates based on 60% female and 40% male.

Option 4. Proceeds Left at Interest. Proceeds may be left on deposit with Us for any period up to 30 years. Interest earned on the proceeds may be:

1.	Left on deposit to accumulate with interest; or

2.	Paid in installments at the rate for each $1,000 of proceeds of $10.00 annually, $4.99 semiannually, $2.49 quarterly or $0.83 monthly.

Upon the death of the payee, or at the end of the specified period, any balance left on deposit will be paid in a lump sum or under Options 1, 2 or 3.

Interest Rates. The guaranteed rate of interest for proceeds held under all Payment Options is 1% compounded annually. We may use a higher rate of interest. We will determine the higher rate.

14904	Page 22

PAYMENT OPTIONS (Cont’d)

Payments. The first payment under Options 1, 2 and 3 will be made when the claim for settlement has been approved. Payments after the first will be made according to the manner of payment chosen. Interest under Option 4 will be credited from the date of death and paid or added to the proceeds as provided in the Payment Contract.

Availability of Options. If the proposed payee is not a natural person, payment options may be chosen only with Our consent.

If this policy is assigned, We will have the right to pay the assignee in one sum the amount to which the assignee is entitled. Any balance will be applied according to the option chosen.

The amount to be applied under any one option must be at least $2,000. The payment elected under any one option must be at least $20. If the total policy proceeds are less than $2,000 payment will be made in a lump sum.

Evidence That Payee is Alive. Before making any payment under any Payment Option, We may ask for proof that the payee is alive. If proof is requested, no payment will be made or considered due until We receive proof.

Death of a Payee. If a payee dies, any unpaid balance will be paid as stated in the Payment Contract. If there is no surviving payee named in the Payment Contract, We will pay the estate of the payee:

1.

Under Options 1 and 3: The value of the remaining payments for the specified period as of the date We receive Written notification of death, discounted at the rate of interest used in determining the amount of the monthly payment.

2.	Under Options 2 and 4, the balance of any proceeds remaining unpaid with accrued interest, if any.

Withdrawal of Proceeds Under Options 1 and 2. If provided in the Payment Contract, a payee will have the right to withdraw the entire unpaid balance under Options 1 and 2. Under Option 1, the amount will be the value of the remaining payments for the specified period discounted at the rate of interest used in determining monthly income. Under Option 2, the amount will be the entire unpaid balance.

Withdrawal of Proceeds Under Option 4. A payee will have the right to withdraw proceeds left under Option 4 subject to the following rules:

1.	The amount to be withdrawn must be $500 or more; and

2.	A partial withdrawal must leave a balance on deposit of $1,000 or more.

Withdrawals May Be Deferred. We may defer payment of any withdrawal for up to 6 months from the date We receive a withdrawal request.

Assignment. Payment Contracts may not be assigned.

Change in Payment. The right to make any change in payment is available only if the Payment Contract provides for a change in payment.

Claims of Creditors. To the extent permitted by law, proceeds will not be subject to any claims of a payee or a Beneficiary’s creditors.

14904	Page 23

GENERAL PROVISIONS

Assigning Your Policy. During the lifetime of the Insured, unless restricted by federal tax law, You may assign this policy as security for an obligation. We will not be bound by an assignment unless it is received In Writing at Our Home Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. The assignment, unless You specify otherwise, will take effect on the date that You signed the notice of assignment, subject to any payments made or actions taken by Us before We receive such assignment. Two copies of the assignment must be submitted. We will retain one copy and return the other. We will not be responsible for the validity or tax consequences of any assignment.

Incontestability. We rely on the statements made in the application for this policy and any amendments of application, supplemental applications, and applications for any reinstatements or increases in Specified Amount. These statements, in the absence of fraud, are considered representations and not warranties. No statement may be used in defense of a claim under this policy unless it is in such applications.

Except as stated below, We cannot contest this policy after it has been in force during the Insured’s lifetime for two years from the Date of Issue.

Exceptions:

1.	We cannot contest any claim related to an increase in Specified Amount during the Insured’s lifetime after such increase has been in effect for two years from the date of issue of such increase.

2.	If this policy is reinstated, We cannot contest this policy during the Insured’s lifetime after it has been in force for two years from the date of such reinstatement.

We can contest a reinstatement or an increase in Specified Amount for a 2-year period following the date of such increase or reinstatement solely on the basis of the information furnished in the application for such reinstatement or increase.

This 2-year limitation does not apply to benefits provided by any Disability or Accidental Death Benefit rider, or to the nonpayment of premium.

Suicide Exclusion. If the Insured takes his or her own life, while sane or insane, within two years from the Date of Issue or the date We approve Your reinstatement application, We will limit the Death Benefit Proceeds to the premiums paid less any outstanding loan amount and less any partial surrenders paid.

If there are any increases in Specified Amount a new 2-year period shall apply to each increase beginning on the date of each increase. If the Insured takes his or her own life, while sane or insane, within two years from the date of an increase in Specified Amount, the portion of the Death Benefit Proceeds attributable to such increase will be the costs of insurance associated with such increase.

When the laws of the state in which this policy is delivered require less than this 2-year period, the period will be as stated in such laws.

Age or Gender Incorrectly Stated (Age Incorrectly Stated if Issued on a Gender Neutral Basis). If the: (1) age or gender of the Insured (if this policy was issued on a Sex Distinct basis); or (2) age of the Insured (if this policy was issued on a Gender Neutral basis) has been misstated to Us, We will adjust the Death Benefit Amount on the date of death to that which would have been purchased by the Monthly Deduction for the policy month of death at the correct cost of insurance rate. By age, We mean age nearest birthday as of the Date of Issue.

14904	Page 24

Statutory Basis of Policy Values. The Cash Values and paid-up nonforfeiture benefits available under this policy are not less than the minimum values and benefits required by the law of the state where this policy is delivered.

The calculation of minimum Cash Values, nonforfeiture benefits and Guaranteed Monthly Cost of Insurance rates are based on the Mortality Table shown on the Policy Schedule for the appropriate gender (if this policy was issued on a Sex Distinct basis) and age nearest birthday.

A detailed statement of the method of computing values has been filed with the state insurance department where required.

No Dividends. This policy will not pay dividends. It will not participate in any of Our surplus or earnings.

Annual Report. We will send You at least once a year, without charge, an annual report which shows the following:

1.	The beginning and the end dates of the reporting period; and

2.	Premiums paid; and

3.	Transfers; and

4.	Expense charges and any charges for partial surrenders deducted; and

5.	The cost of insurance deducted; and

6.	Partial surrender benefits paid to You; and

7.	Any outstanding loan amount; and

8.	Charges for riders, if any, deducted; and

9.	Separate Account Unit Values; and

10.	The Cash Surrender Values and Accumulation Values at the beginning and at the end of the reporting period; and

11.	The Death Benefit Amount.

Illustration or Quote Request. At any time while this policy is in force, the Owner may request from Us an illustration or quote of policy values. We will provide an illustration only if permitted. A reasonable fee, not to exceed $50.00, may be charged for additional illustrations or quotes requested in the same policy year.

14904	Page 25

GENERAL PROVISIONS (Cont’d)

When This Policy Terminates. This policy will terminate if:

1.	You request that this policy be terminated; or

2.	The Insured dies; or

3.	This policy matures; or

4.	The Grace Period ends; and

a)	There is insufficient Cash Surrender Value (Accumulation Value less any outstanding loan amount during the first five policy years) to cover a Monthly Deduction; and

b)	The requirements of any rider designed to prevent this policy from lapsing have not been met.

Reinstatement. “Reinstating” means placing Your policy in force after it has terminated at the end of the Grace Period. We will reinstate this policy if We receive:

1.	Your Written request within five years after the end of the Grace Period and before the Maturity Date; and

2.	Evidence of insurability satisfactory to Us; and

3.	Payment of enough premium to keep this policy in force for three months; and

4.	Payment or reinstatement of any outstanding loan amount.

The reinstated policy will be in force from the Monthly Deduction Day on or following the date We approve the reinstatement application.

The original “Table of Surrender Charges per $1,000 of Specified Amount” will apply to a reinstated policy. The Accumulation Value at the time of reinstatement will be:

1.	The surrender charge deducted at the time of lapse (such charge not being greater than the Accumulation Value at the time of lapse before the surrender charge was applied); plus

2.

The Net Premium allocated in accordance with the premium allocation percentages at the time of lapse unless the reinstatement application provides otherwise, using Unit Values as of the date of reinstatement; plus

3.	Any outstanding loan amount repaid or reinstated; less

4.	The Monthly Deduction for one month.

The dollar amount of any surrender charge reinstated will be the same as the dollar amount of surrender charge at the time of lapse, and will be reinstated into the Divisions and the General Account from which it was deducted at the time of lapse using Unit Values as of the date of reinstatement.

If a person other than the Insured is covered by a rider attached to this policy, coverage will be reinstated according to that rider.

14904	Page 26

GENERAL PROVISIONS (Cont’d)

Option to Extend Coverage. You may elect to extend the Maturity Date stated on the Schedule Page (Maturity Date), as follows:

If the Insured is living on the Maturity Date, coverage will be continued until the date of death of the Insured.

To elect this option, You must submit a Written request to the Company on a form acceptable to Us, at least 30 days prior to the original Maturity Date.

Starting on the original Maturity Date:

1.

The Death Benefit Amount for this policy will be equal to this policy’s Death Benefit Amount in effect on the day prior to the Maturity Date, and if based all, or in part, on the Accumulation Value, will be adjusted by future changes in the Accumulation Value. The Death Benefit Amount will never be less than the Accumulation Value;

2.	Unless otherwise stated in a rider attached to this policy, coverage under any riders attached to this policy will not be extended;

3.	No Monthly Deductions will be made;

4.	A new premium payment will not be accepted unless it is required to keep this policy in force under the Grace Period provision;

5.	Partial surrenders will be allowed;

6.	New loans will be permitted;

7.

Interest on any outstanding loan amount will continue to accrue in the same manner as stated in the “Policy Loans” provisions and You may repay all or part of an outstanding loan amount at any time as stated in the “Policy Loans” provisions;

8.

The value of each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date. If the underlying investment option cannot be valued, or We cannot determine the Division’s investment in an investment option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined. Unless You have elected to extend the Maturity Date, the resulting Cash Surrender Value will be paid to You if the Insured is living on that date; and

9.	The Accumulation Value will continue to be determined as stated in this policy, subject to item 3 above.

After this option is elected, it may not be revoked.

Policy Changes and Extending Coverage. We will not permit a change to this policy that would result in this policy’s not meeting the definition of life insurance under Section 7702 of the Internal Revenue Code. The 2001 CSO Mortality Tables provide a stated termination date of age 121. The Option to Extend Coverage, described above, allows this policy to continue beyond age 121. The tax consequences of extending the Maturity Date beyond the age 121 termination date of the 2001 CSO Mortality Tables are unclear. You should consult Your personal tax advisor about the effect of any change to Your policy as it relates to Section 7702 and the termination date of the Mortality Tables.

14904	Page 27

GENERAL PROVISIONS (Cont’d)

Rates on Policy Anniversary Nearest Insureds 18th Birthday (For Insureds age 17 or Less on Date of Issue). If the Insured’s age, nearest birthday, is 17 or less on the Date of Issue of this policy, Tobacco rates will be used starting on the policy anniversary nearest the Insured’s 18th birthday, except as follows. Prior to the anniversary nearest the Insured’s 18th birthday, a Written statement signed by the Owner, may be submitted to the Company requesting that Non-Tobacco rates be made effective. The statement must include the date the Insured last used tobacco and/or other products that contain nicotine, or state that the Insured has never used tobacco and/or other products that contain nicotine, whichever applies. If the request is approved, Non-Tobacco rates will be made effective on the policy anniversary nearest the Insured’s 18th birthday. Otherwise, Tobacco rates will apply. We will send a notice to the Owner at least 60 days prior to the policy anniversary nearest the Insured’s 18th birthday that a request for Non-Tobacco rates may be submitted.

Interest Payable on Death Benefit Proceeds. Interest is paid on the Death Benefit Proceeds as follows:

1.	Interest will accrue and be payable from the date of death.

2.	Interest will accrue at the rate or rates applicable to this policy for funds left on deposit. In determining the effective annual rate or rates, We will use the rate in effect on the date of death.

3.

Interest will accrue at the effective annual rate determined in item 2 above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items a, b and c below to the date the claim is paid, where it is:

a.	The date that Due Proof of Death is received by the Company;

b.	The date the Company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

c.

The date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to: (1) the establishment of guardianships and conservatorships; (2) the appointment and qualification of trustees, executors and administrators; and (3) the submission of information required to satisfy any state and federal reporting requirements.

14904	Page 28

TABLE OF GUARANTEE MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

ATTAINED AGE	[MALE]	[FEMALE]	ATTAINED AGE	[MALE]	[FEMALE]
Nearest Birthday (On Each Policy Anniversary)			Nearest Birthday (On Each Policy Anniversary)
[0	$0.08087	$0.04001	60	$0.82608	$0.67041
1	0.04668	0.02917	61	0.91711	0.72675
2	0.03250	0.02166	62	1.02766	0.78650
3	0.02250	0.01666	63	1.15106	0.84967
4	0.01750	0.01583	64	1.28059	0.91879

5	0.01750	0.01500	65	1.41713	0.99389
6	0.01833	0.01500	66	1.55476	1.07581
7	0.01833	0.01750	67	1.69264	1.16629
8	0.01833	0.01750	68	1.84271	1.26619
9	0.01916	0.01750	69	1.99564	1.37555

10	0.01916	0.01833	70	2.17802	1.49866
11	0.02250	0.01916	71	2.38231	1.63984
12	0.02750	0.02250	72	2.65526	1.79578
13	0.03250	0.02500	73	2.94043	1.96657
14	0.03917	0.02750	74	3.24057	2.15488

15	0.05085	0.02917	75	3.57416	2.36083
16	0.06169	0.03250	76	3.93902	2.58715
17	0.07253	0.03417	77	4.36467	2.83575
18	0.07837	0.03584	78	4.86366	3.11031
19	0.08171	0.03834	79	5.44276	3.41198

20	0.08337	0.03917	80	6.07850	3.74457
21	0.08337	0.04001	81	6.80774	4.20522
22	0.08504	0.04167	82	7.57149	4.72089
23	0.08588	0.04167	83	8.40042	5.24181
24	0.08754	0.04334	84	9.32757	5.82016

25	0.08921	0.04501	85	10.38212	6.46808
26	0.09338	0.04668	86	11.56722	7.06301
27	0.09756	0.05001	87	12.87882	7.96313
28	0.09756	0.05251	88	14.30705	8.91871
29	0.09589	0.05501	89	15.84058	9.94967

30	0.09505	0.05668	90	17.47054	10.89370
31	0.09422	0.06085	91	19.02863	11.36812
32	0.09422	0.06419	92	20.68461	12.34234
33	0.09589	0.06836	93	22.46745	13.79851
34	0.09839	0.07336	94	24.39302	15.68026

35	0.10089	0.08087	95	26.47561	18.09932
36	0.10674	0.08588	96	28.42724	20.44899
37	0.11174	0.09255	97	30.56000	22.96291
38	0.12009	0.09756	98	32.89883	23.37594
39	0.12844	0.10256	99	35.47494	24.86065

40	0.13762	0.10840	100	38.32308	27.24718
41	0.14931	0.11508	101	40.65161	29.90458
42	0.16350	0.12343	102	43.20717	32.94073
43	0.17937	0.13261	103	46.02011	36.42589

44	0.19942	0.14346	104	49.12438	40.44623

45	0.22115	0.15599	105	52.56181	45.03454
46	0.24204	0.17102	106	56.38257	50.02631
47	0.26462	0.18939	107	60.65303	55.48139
48	0.27800	0.20861	108	65.44959	61.36566
49	0.29389	0.23201	109	70.87254	67.98102

50	0.31397	0.25709	110	77.05095	75.34726
51	0.33907	0.28469	111	77.67886	76.14553
52	0.37340	0.31648	112	78.30676	76.94381
53	0.41193	0.35079	113	78.93467	77.74208
54	0.45970	0.38680	114	79.56257	78.54036

55	0.51589	0.42617	115	80.19048	79.33863
56	0.57548	0.47060	116	80.81838	80.13690
57	0.63931	0.51757	117	81.44629	80.93518
58	0.69227	0.56876	118	82.07419	81.73345
59	0.75283	0.61831	119	82.70210	82.53173
			120	83.33000	83.33000	]

The rates shown above represent the guaranteed (maximum) monthly cost of insurance for each $1,000 of Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the guaranteed monthly cost will be calculated as shown on the Policy Schedule.

14904	Page 29

DEATH BENEFIT CORRIDOR RATES

BASED ON [GUIDELINE PREMIUM]

ATTAINED AGE Nearest Birthday (On Each Policy Anniversary)	[RATE]	ATTAINED AGE Nearest Birthday (On Each Policy Anniversary)	[RATE]

[0-40	2.50	60	1.30
41	2.43	61	1.28
42	2.36	62	1.26
43	2.29	63	1.24
44	2.22	64	1.22
45	2.15	65	1.20
46	2.09	66	1.19
47	2.03	67	1.18
48	1.97	68	1.17
49	1.91	69	1.16
50	1.85	70	1.15
51	1.78	71	1.13
52	1.71	72	1.11
53	1.64	73	1.09
54	1.57	74	1.07
55	1.50	75-90	1.05
56	1.46	91	1.04
57	1.42	92	1.03
58	1.38	93	1.02
59	1.34	94	1.01
		95+	1.00]

14904	Page 30

TABLE OF SURRENDER CHARGES PER $1,000 OF SPECIFIED AMOUNT

The following charges apply to each $1,000 of Initial Specified Amount surrendered during the Surrender Charge Period. The charges also apply to each $1,000 of increase in Specified Amount surrendered during the Surrender Charge Period of each increase. The word “surrender” means (a) full surrender; (b) partial surrender; and/or (c) a reduction in Specified Amount at the request of the Owner. The charge for the surrender of all or any portion of the Initial Specified Amount will be equal to the rate shown below for the age at issue and the year of surrender, multiplied by the number of thousands of Initial Specified Amount being surrendered. The charges for surrender of all or any portion of an increase in Specified Amount will be equal to the rates shown below for the age at issue of such increase and year of surrender, multiplied by the number of thousands of such increase being surrendered. There will be an additional charge for each partial surrender as described in the “Partial Surrender” provision.

Policy Years

Issue Age [Male]	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15+

[0	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
1	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
2	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
3	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
4	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
5	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
6	4.00	4.00	4.00	4.00	3.00	3.00	2.00	2.00	1.00	1.00	1.00	1.00	1.00	1.00	0.00
7	5.00	5.00	5.00	5.00	4.00	4.00	3.00	3.00	2.00	2.00	2.00	1.00	1.00	1.00	0.00
8	5.00	5.00	5.00	5.00	4.00	4.00	3.00	3.00	2.00	2.00	2.00	2.00	2.00	2.00	0.00
9	5.00	5.00	5.00	5.00	5.00	4.00	4.00	3.00	3.00	2.00	2.00	2.00	2.00	2.00	0.00

10	6.00	6.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	2.00	2.00	2.00	0.00
11	6.00	6.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	2.00	2.00	2.00	0.00
12	6.00	6.00	6.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	2.00	2.00	2.00	0.00
13	6.00	6.00	6.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	3.00	3.00	0.00
14	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
15	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
16	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
17	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
18	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
19	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00

20	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
21	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
22	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
23	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
24	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
25	7.00	7.00	7.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	4.00	3.00	3.00	3.00	0.00
26	8.00	8.00	8.00	8.00	8.00	7.00	7.00	6.00	6.00	5.00	5.00	4.00	3.00	3.00	0.00
27	8.00	8.00	8.00	8.00	8.00	8.00	8.00	7.00	6.00	5.00	5.00	4.00	4.00	3.00	0.00
28	9.00	9.00	9.00	9.00	9.00	8.00	8.00	7.00	7.00	6.00	6.00	5.00	4.00	3.00	0.00
29	10.00	10.00	10.00	10.00	10.00	9.00	9.00	8.00	8.00	7.00	7.00	5.00	4.00	3.00	0.00

30	11.00	11.00	11.00	11.00	11.00	10.00	10.00	9.00	9.00	8.00	8.00	6.00	5.00	3.00	0.00
31	11.00	11.00	11.00	11.00	11.00	11.00	11.00	10.00	9.00	8.00	8.00	6.00	5.00	3.00	0.00
32	12.00	12.00	12.00	12.00	12.00	12.00	12.00	11.00	10.00	9.00	9.00	7.00	5.00	3.00	0.00
33	13.00	13.00	13.00	13.00	13.00	12.00	12.00	11.00	11.00	10.00	10.00	7.00	5.00	3.00	0.00
34	13.00	13.00	13.00	13.00	13.00	13.00	13.00	12.00	11.00	10.00	10.00	8.00	6.00	3.00	0.00
35	14.00	14.00	14.00	14.00	14.00	14.00	14.00	13.00	12.00	11.00	11.00	8.00	6.00	3.00	0.00
36	15.00	15.00	15.00	15.00	15.00	15.00	15.00	14.00	13.00	12.00	11.00	8.00	6.00	3.00	0.00
37	16.00	16.00	16.00	16.00	16.00	16.00	15.00	14.00	13.00	12.00	11.00	9.00	6.00	3.00	0.00
38	17.00	17.00	17.00	17.00	17.00	16.00	15.00	14.00	13.00	12.00	11.00	9.00	6.00	3.00	0.00
39	18.00	18.00	18.00	18.00	17.00	16.00	15.00	14.00	13.00	12.00	11.00	9.00	6.00	3.00	0.00	]

14904	Page 31	M

TABLE OF SURRENDER CHARGES PER $1,000 OF SPECIFIED AMOUNT

Policy Years

Issue Age [Male]	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15+

[40	19.00	19.00	19.00	18.00	18.00	17.00	16.00	15.00	14.00	13.00	12.00	10.00	7.00	4.00	0.00
41	19.00	19.00	19.00	19.00	18.00	17.00	16.00	15.00	14.00	13.00	12.00	10.00	7.00	4.00	0.00
42	20.00	20.00	19.00	19.00	18.00	17.00	16.00	15.00	14.00	13.00	12.00	10.00	7.00	4.00	0.00
43	20.00	20.00	20.00	19.00	19.00	18.00	17.00	16.00	15.00	14.00	12.00	10.00	7.00	4.00	0.00
44	21.00	20.00	20.00	20.00	19.00	18.00	17.00	16.00	15.00	14.00	13.00	11.00	7.00	4.00	0.00
45	21.00	21.00	21.00	20.00	20.00	19.00	18.00	16.00	15.00	14.00	13.00	11.00	7.00	4.00	0.00
46	22.00	21.00	21.00	21.00	20.00	19.00	18.00	17.00	16.00	14.00	13.00	10.00	6.00	4.00	0.00
47	22.00	22.00	21.00	21.00	20.00	19.00	18.00	17.00	16.00	14.00	11.00	9.00	6.00	3.00	0.00
48	22.00	22.00	22.00	21.00	21.00	20.00	19.00	17.00	16.00	13.00	10.00	8.00	5.00	3.00	0.00
49	23.00	23.00	22.00	22.00	21.00	20.00	19.00	18.00	15.00	12.00	8.00	7.00	4.00	2.00	0.00

50	24.00	23.00	23.00	22.00	22.00	21.00	20.00	18.00	14.00	11.00	7.00	6.00	4.00	2.00	0.00
51	24.00	24.00	23.00	23.00	22.00	21.00	20.00	17.00	13.00	9.00	6.00	4.00	3.00	2.00	0.00
52	25.00	25.00	24.00	24.00	23.00	22.00	21.00	17.00	12.00	8.00	4.00	3.00	2.00	0.00	0.00
53	26.00	26.00	25.00	25.00	24.00	23.00	20.00	16.00	12.00	7.00	3.00	2.00	0.00	0.00	0.00
54	27.00	26.00	26.00	25.00	25.00	24.00	20.00	16.00	11.00	6.00	5.00	0.00	0.00	0.00	0.00
55	28.00	28.00	27.00	26.00	26.00	24.00	20.00	15.00	10.00	5.00	0.00	0.00	0.00	0.00	0.00
56	30.00	29.00	28.00	28.00	27.00	26.00	21.00	15.00	10.00	5.00	0.00	0.00	0.00	0.00	0.00
57	31.00	31.00	30.00	29.00	28.00	27.00	22.00	16.00	11.00	5.00	0.00	0.00	0.00	0.00	0.00
58	33.00	32.00	32.00	31.00	30.00	28.00	23.00	17.00	11.00	6.00	0.00	0.00	0.00	0.00	0.00
59	35.00	34.00	33.00	32.00	32.00	29.00	24.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00

60	37.00	36.00	35.00	33.00	32.00	30.00	25.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
61	36.00	35.00	34.00	32.00	31.00	29.00	25.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
62	35.00	34.00	32.00	31.00	30.00	28.00	24.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
63	34.00	33.00	31.00	30.00	29.00	27.00	24.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
64	33.00	32.00	30.00	29.00	28.00	26.00	24.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
65	32.00	30.00	29.00	28.00	27.00	25.00	24.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
66	31.00	30.00	29.00	27.00	26.00	25.00	23.00	18.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
67	30.00	29.00	28.00	27.00	25.00	24.00	23.00	17.00	12.00	6.00	0.00	0.00	0.00	0.00	0.00
68	30.00	29.00	27.00	26.00	25.00	24.00	22.00	17.00	11.00	6.00	0.00	0.00	0.00	0.00	0.00
69	29.00	28.00	27.00	25.00	24.00	23.00	22.00	17.00	11.00	6.00	0.00	0.00	0.00	0.00	0.00

70	28.00	27.00	26.00	25.00	24.00	22.00	21.00	17.00	11.00	6.00	0.00	0.00	0.00	0.00	0.00
71	28.00	27.00	26.00	24.00	23.00	22.00	21.00	16.00	11.00	5.00	0.00	0.00	0.00	0.00	0.00
72	28.00	26.00	25.00	24.00	23.00	22.00	20.00	16.00	11.00	5.00	0.00	0.00	0.00	0.00	0.00
73	27.00	26.00	25.00	23.00	22.00	21.00	20.00	16.00	11.00	5.00	0.00	0.00	0.00	0.00	0.00
74	27.00	26.00	24.00	23.00	22.00	21.00	19.00	15.00	10.00	5.00	0.00	0.00	0.00	0.00	0.00
75	26.00	25.00	22.00	22.00	21.00	20.00	19.00	15.00	10.00	5.00	0.00	0.00	0.00	0.00	0.00	]

14904	Page 32	M

AMERICAN GENERAL LIFE

Insurance Company

A Stock Company

This is an INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured’s death prior to the Maturity Date and while this policy is in force. Premium payments are flexible and payable to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING – THIS POLICY WILL NOT PAY DIVIDENDS.

For Information, Service or to make a Complaint

Contact Your Servicing Agent, or Our VUL Administrative Center

P. O. Box 9318

Amarillo, Texas 79105-9318

1-800-340-2765

© American International Group, Inc. All Rights Reserved.

14904